SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934.

       Date of Report (Date of Earliest Event Reported): February 2, 2000


                              SNELLING TRAVEL, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)


         Colorado                      0-26461               58-2368425
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(State of other jurisdiction        (Commission              (I.R.S. Employer
of incorporation)                   File Number)             Identification No.)

                55 Pharr Road, No. A-207, Atlanta, Georgia      30305
                -------------------------------------------------------
               (Address of Principal Executive Offices)      (Zip Code)


        Registrant's telephone number including area code: (404) 841-0111
                                                            --------------


        (Former name or former address, if changed since last report): NA
                                                                       ---


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Item 5.  OTHER EVENTS

         On December 15, 1999, the Board of Directors of Snelling Travel, Inc. (the "Company") declared a 29 for 1 dividend of its Common Stock to all shareholders of record as of that date. As a result, and following distribution of the dividend stock, the Company has outstanding 44,225,000 shares of its Common Stock. Of that amount, 14,500,000 shares are each owned by Rollins C. Snelling, Jr., the Company's president and a director and Brian Mallon, vice president, secretary and a director. The share ownership of Messrs. Snelling and Mallon each represent 32.8% of the Company's presently issued and outstanding Common Stock. No other shareholder is known by the Company to own greater than 5% of the Common Stock as of the date of this Report.

         Also on December 15, 1999, the Company executed an Agreement and Plan of Merger ("Agreement") with Plus Solutions, Inc., a private Texas corporation. The Agreement contemplated a merger of Plus with a wholly owned subsidiary of the Company, such that Plus would become a wholly owned subsidiary of the Company.

         On January 11, 2000, representatives of the Company were notified that Plus had terminated the Agreement. Subsequently, the Company communicated with Plus in an effort to resolve the issues raised in the notice of termination and complete the transaction. Such efforts proved unsuccessful and on February 2, 2000, the Company received further notice from Plus repeating its decision to terminate the Agreement. As a result, management does not believe the merger will be completed.


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                                    SIGNATURE

         Pursuant to the requirements of Section 13 or 15(a) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be duly signed on its behalf by the undersigned hereunto duly authorized.

                                            SNELLING TRAVEL, INC.

Date: February 17, 2000            By: /s/ Rollins C. Snelling, Jr.
                                      ----------------------------------
                                      Rolling C. Snelling, Jr., President